Exhibit 99.1

KEYSPAN
Climate is Everything                                                       NEWS
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                                                           For Immediate Release
For Immediate Release June 30, 2005



                                                 Contact: Carmen Fields
                                                          (781) 466-5096

                        KeySpan Upgrade Proposal Rejected
                    KeySpan to review, reassess alternatives


Providence, RI -(June 30, 2005)--KeySpan Corporation officials are conducting a full assessment of today's Federal Energy Regulatory Commission (FERC) decision to reject the company's plans to upgrade its existing LNG facility in Providence to accommodate marine deliveries. KeySpan executives say they will evaluate today's decision in detail in the days ahead.

The following is a statement from David J. Manning, Executive Vice President and Chief Environmental Officer at KeySpan:

"We are quite naturally disappointed by the decision, and respectfully disagree with the rationale for it. KeySpan has and will continue to have the highest regard for safety of its facilities, its employees, and the surrounding populations.

"Energy supply is an important tool for economic growth; many studies have shown that if the U.S. doesn't act now to augment its natural gas supplies, our heating and electric supply burden will not be met in the near future, particularly in the Northeast.

"We know that safety concerns about LNG facilities often overshadow discussion of the projects. We will be reviewing today's decision and evaluating alternative options to reliably address the growing demand for natural gas in this region."

The Fields Point LNG facility has been part of the Providence community, operating safety for over 30 years. It was upgraded and modernized in 1999 and 2000, and remains a critical component of the region's gas supply needs now and in the future. It is currently in use as an LNG storage facility owned and operated by KeySpan and filled by truck.

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts, and New Hampshire that serve 2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies that offer energy-related products, services, and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State, with approximately 6,600 megawatts of generating capacity that provides power to
1.1 million customers of the Long Island Power Authority (LIPA) on Long Island and supplies approximately 25 percent of New York City's capacity needs. KeySpan also operates LIPA's transmission and distribution system under contract to LIPA. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution, storage, and production. KeySpan has headquarters in Brooklyn, New England, and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com. # # #